FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-165147-11

The Information in this free writing prospectus is not complete and may be amended prior to the time of sale.  This free writing prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED OCTOBER 16, 2013, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-165147) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 400-7834 or by emailing cmbs-prospectus@jpmorgan.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS DATED OCTOBER 8, 2013

$949,758,000 (Approximate)

JPMBB Commercial Mortgage Securities Trust 2013-C15
Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.
Depositor

JPMorgan Chase Bank, National Association
Barclays Bank PLC
Starwood Mortgage Funding II LLC
KeyBank National Association
Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass Through Certificates, Series 2013-C15

J.P. Morgan	Barclays
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
KeyBanc Capital Markets Co-Manager

The information in this Supplement to Free Writing Prospectus (this “Supplement”) clarifies, updates and/or modifies the information contained in the free writing prospectus, dated October 8, 2013 (the “Free Writing Prospectus”), and the structural and collateral term sheet, dated October 7, 2013 (the “Term Sheet” and, together with the Free Writing Prospectus, the “Transaction Free Writing Prospectus”).  Capitalized terms used in this Supplement but not defined herein will have the meanings ascribed to them in the Free Writing Prospectus.

The following is updated structural information and modifies the information contained in the Transaction Free Writing Prospectus:

Addition of the Class A-2FL and Class A-2FX Certificates

The principal balance of the Class A-2 certificates will be reduced to $265,321,000. A new class of certificates, the Class A-2FL certificates, with an initial principal balance of $100,000,000 will be offered, which will receive payments and be allocated losses as described in this Supplement.  An additional class of certificates, the Class A-2FX certificates, with an initial principal balance of $0, will also be offered, which will receive payments and be allocated losses pari passu with the Class A-2FL certificates. Additional information with respect to the Class A-2FL and Class A-2FX certificates is described below in this Supplement. The Issuing Entity will privately offer the Class A-2FL and Class A-2FX certificates pursuant to a private placement memorandum.  Neither the Class A-2FL nor the Class A- 2FX certificates are being offered by this Supplement and any information in this Supplement concerning those certificates is presented solely to enhance your understanding of the offered certificates.

The chart below reflects the updated certificate structure:

SUMMARY OF CERTIFICATES
Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Initial Approx. Pass-Through Rate	Weighted Average Life (Yrs.)(4)	Expected Ratings (Moody’s/Fitch/ KBRA)(5)	Principal Window(4)
Offered Certificates
A-1	$63,681,000		30.000%	(6)	August 2018%		2.67	Aaa(sf) / AAA(sf) / AAA(sf)	11/13-8/18
A-2	$265,321,000		30.000%	(6)	October 2018%		4.92	Aaa(sf) / AAA(sf) /AAA(sf)	8/18-10/18
A-3	$21,444,000		30.000%	(6)	September 2020%		6.88	Aaa(sf) / AAA(sf) /AAA(sf)	9/20-9/20
A-4	$110,000,000		30.000%	(6)	September 2023%		9.84	Aaa(sf) / AAA(sf) /AAA(sf)	7/23-9/23
A-5	$206,902,000		30.000%	(6)	September 2023%		9.88	Aaa(sf) / AAA(sf) /AAA(sf)	9/23-9/23
A-SB	$67,687,000		30.000%	(6)	July 2023%		7.36	Aaa(sf) / AAA(sf) /AAA(sf)	8/18-7/23
X-A	$928,977,000	(9)	N/A	Variable(10)	October 2023%		N/A	Aaa(sf) / AAA(sf) /AAA(sf)	N/A
X-B	$76,047,000	(9)	N/A	Variable(10	October 2023%		N/A	Aa3(sf) / AA-(sf) /AAA(sf)	N/A
A-S	$93,942,000		22.125%	(6)	October 2023%		9.93	Aaa(sf) / AAA(sf/ AAA(sf)	9/23-10/23
B	$76,047,000		15.750%	(6)	October 2023%		9.96	Aa3(sf) / AA-(sf) / AA-(sf)	10/23-10/23
C	$44,734,000		12.000%	(6)	October 2023%		9.96	A3(sf) / A-(sf) / A-(sf)	10/23-10/23
Non-Offered Certificates(11)
A-2FX(7)	$0	(7)	30.000%	(6)	October 2018%		4.92	Aaa(sf) / AAA(sf) /AAA(sf)	8/18-10/18
A-2FL(7)	$100,000,000	(7)	30.000%	(8)	October 2018	LIBOR + (8)	4.92	Aaa(sf) / AAA(sf) /AAA(sf)	8/18-10/18
X-C	$83,503,349	(9)	N/A	Variable(10)	October 2023%		N/A	NR / NR / NR	N/A
D	$59,646,000		7.000%	(6)	October 2023%		9.96	NR / BBB-(sf) / BBB-(sf)	10/23-10/23
E	$23,858,000		5.000%	(6)	October 2023%		9.96	NR / BB(sf) / BB+(sf)	10/23-10/23
F	$11,929,000		4.000%	(6)	October 2023%		9.96	NR / B(sf) / BB(sf)	10/23-10/23
NR	$47,716,349		0.000%	(6)	October 2023%		9.96	NR/NR/NR	10/23-10/23

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)
The initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-2FL, Class A-2FX, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate. No class of certificates will provide any credit support to the Class A-2FL certificates for any failure by the swap counterparty to make the payment under the related swap contract.

(3)
The assumed final distribution dates set forth in this free writing prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date” in the Free Writing Prospectus. The rated final distribution date for each class of offered certificates is the distribution date in November 2045. See “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date” in the Free Writing Prospectus.

(4)
The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates (other than the Class X-A, Class X-B and Class X-C certificates) are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” in the Free Writing Prospectus and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)
Ratings shown are those of Moody’s Investors Service, Inc., Fitch Ratings, Inc. and Kroll Bond Rating Agency, Inc.  Certain nationally recognized statistical rating organizations that were not hired by the depositor may use information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise to rate the offered certificates.  We cannot assure you as to what ratings a non-hired nationally recognized statistical rating organization would assign.  See “Risk Factors—Ratings of the Certificates” and “Ratings” in the Free Writing Prospectus.  Moody’s Investors Service, Inc., Fitch Ratings, Inc. and Kroll Bond Rating Agency, Inc. have informed us that the “sf” designation in their ratings represents an identifier for structured finance product ratings.  For additional information about this identifier, prospective investors can go to the related rating agency’s website. Important disclaimer: Credit ratings referenced throughout this material are forward-looking opinions about credit risk and express an agency’s opinion about the ability of and willingness of an issuer of securities to meet its financial obligations in full and on time.  Ratings are not indications of investment merit and are not buy, sell or hold recommendations, a measure of asset value, or an indication of the suitability of an investment.  The ratings assigned to the Class A-2FL certificates reflect only the receipt of up to the fixed rate of interest at a rate equal to the applicable pass-through rate for the Class A-2FL/FX regular interest. The ratings of Moody’s, Fitch and KBRA do not address any shortfalls or delays in payment that investors in the Class A-2FL certificates may experience as a result of the conversion of the pass-through rate on Class A-2FL certificates from a floating interest rate to a fixed rate. See “Ratings” in this Supplement.

(6)
The pass-through rate applicable to the Class A-1, Class A-2, Class A-2FX, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates and the Class A-2FL/2FX regular interest on each distribution date will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) the lesser of a specified fixed pass-through rate and the rate described in clause (ii) above or (iv) the rate described in clause (ii) above less a specified percentage.

(7)
The Class A-2FL certificates will evidence a beneficial interest in a grantor trust that includes the Class A-2FL/2FX regular interest and an interest rate swap contract. Under certain circumstances, holders of the Class A-2FL certificates may exchange all or a portion of their certificates for an equal principal amount of the Class A-2FX certificates having the same pass-through rate as the Class A-2FL/2FX regular interest. The aggregate certificate balance of the Class A-2FL certificates may be adjusted from time to time as a result of such an exchange. The aggregate certificate balances of the Class A-2FX certificates and Class A-2FL certificates will at all times equal the certificate balance of the Class A-2FL/2FX regular interest. The certificate balance of the Class A-2FX certificates will initially be $0.

(8)
For each interest accrual period other than the initial interest accrual period, LIBOR for the Class A-2FL certificates will be determined on the date that is two LIBOR business days prior to the commencement of such interest accrual period.  For the initial interest accrual period, LIBOR for the Class A-2FL certificates will be determined two LIBOR business days prior to the Closing Date.

(9)
The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates and the Class A-2FL/2FX regular interest. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates. The Class X-A and Class X-B certificates will not be entitled to distributions of principal.  The notional amount of the Class X-C certificates will be equal to the aggregate of the certificate balances of the Class E, Class F and Class NR certificates. The Class X-C certificates will not be entitled to distributions of principal.

(10)
The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates and the Class A-2FL/2FX regular interest, weighted on the basis of their respective certificate balances immediately prior to that distribution date.  The pass-through rate for the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate on the Class B certificates for that distribution date. The pass-through rate for the Class X-C certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class E, Class F and Class NR certificates, weighted on the basis of their respective certificate balances immediately prior to that distribution date. See “Description of the Certificates—Distributions” in the Free Writing Prospectus.

(11)	The Class R certificates are not represented in the above table.

The certificate waterfall described under “Description of the Certificates–Priority” in the Free Writing Prospectus is replaced with the following:

Priority. On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the Class A-2FL and Class A-2FX certificates) or the Certificate Balance of the Class A-2FL/2FX regular interest have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Distribution Amount, in the following order of priority:

First, to pay interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-C certificates and Class A-2FL/FX regular interest, pro rata, up to an amount equal to the aggregate Interest Distribution Amount for such class, in each case based upon their respective entitlements to interest for that Distribution Date;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates and Class A-2FL/2FX regular interest, in reduction of the Certificate Balances of those classes: (I) prior to the Cross-Over Date (a) first, to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date, (b) then, to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero, (c) then, to the Class A-2 certificates and Class A-2FL/2FX regular interest, pro rata, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balances of the Class A-2 certificates and the Class A-2FL/2FX regular interest are reduced to zero, (d) then, to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the

Class A-3 certificates is reduced to zero, (e) then, to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero, (f) then, to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero and (g) then, to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero and (II) on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates and Class A-2FL/2FX regular interest, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates and Class A-2FL/2FX regular interest are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates and Class A-2FL/2FX regular interest, pro rata (based upon the aggregate unreimbursed Collateral Support Deficit allocated to each class), until all amounts of Collateral Support Deficit previously allocated to those classes, but not previously reimbursed, have been reimbursed in full;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Fifth, following reduction of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates and Class A-2FL/2FX regular interest to zero, to the Class A-S certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates and Class A-2FL/2FX regular interest on that Distribution Date), until the Certificate Balance of the Class A-S certificates is reduced to zero;

Sixth, to the Class A-S certificates, until all amounts of Collateral Support Deficit previously allocated to the Class A-S certificates, but not previously reimbursed, have been reimbursed in full;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Eighth, following reduction of the Certificate Balances of the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest to zero, to the Class B certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates on that Distribution Date), until the Certificate Balance of the Class B certificates is reduced to zero;

Ninth, to the Class B certificates, until all amounts of Collateral Support Deficit previously allocated to the Class B certificates, but not previously reimbursed, have been reimbursed in full;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Eleventh, following reduction of the Certificate Balances of the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest and Class B certificates to zero, to the Class C certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest and Class B certificates on that Distribution Date), until the Certificate Balance of the Class C certificates is reduced to zero);

Twelfth, to the Class C certificates, until all amounts of Collateral Support Deficit previously allocated to the Class C certificates, but not previously reimbursed, have been reimbursed in full;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Fourteenth, following reduction of the Certificate Balances of the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest, Class B certificates and Class C certificates to zero, to the Class D certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest, Class B certificates and Class C certificates on that Distribution Date), until the Certificate Balance of the Class D certificates is reduced to zero;

Fifteenth, to the Class D certificates, until all amounts of Collateral Support Deficit previously allocated to the Class D certificates, but not previously reimbursed, have been reimbursed in full;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Seventeenth, following reduction of the Certificate Balances of the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest, Class B certificates, Class C certificates and Class D certificates to zero, to the Class E certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest, Class B certificates, Class C certificates and Class D certificates on that Distribution Date), until the Certificate Balance of the Class E certificates is reduced to zero;

Eighteenth, to the Class E certificates, until all amounts of Collateral Support Deficit previously allocated to the Class E certificates, but not previously reimbursed, have been reimbursed in full;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Twentieth, following reduction of the Certificate Balances of the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest, Class B certificates, Class C certificates, Class D certificates and Class E certificates to zero, to the Class F certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest, Class B certificates, Class C certificates, Class D certificates and Class E certificates on that Distribution Date), until the Certificate Balance of the Class F certificates is reduced to zero;

Twenty-first, to the Class F certificates, until all amounts of Collateral Support Deficit previously allocated to the Class F certificates, but not previously reimbursed, have been reimbursed in full;

Twenty-second, to the Class NR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for that class;

Twenty-third, following reduction of the Certificate Balances of the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest, Class B certificates, Class C certificates, Class D certificates, Class E certificates and Class F certificates to zero, to the Class NR certificates, in reduction of their Certificate Balance, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class A-2FL/2FX regular interest, Class B certificates, Class C certificates, Class D certificates, Class E certificates and Class F certificates on that Distribution Date), until the Certificate Balance of the Class NR certificates is reduced to zero;

Twenty-fourth, to the Class NR certificates, until all amounts of Collateral Support Deficit previously allocated to the Class NR certificates, but not previously reimbursed, have been reimbursed in full; and

Twenty-fifth, to the Class R certificates, the amount, if any, of the Available Distribution Amount remaining in the Lower-Tier REMIC Distribution Account and Upper-Tier REMIC Distribution Account with respect to that Distribution Date. The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all been reduced to zero as a result of the allocation of mortgage loan losses to those certificates.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all been reduced to zero as a result of the allocation of mortgage loan losses to those certificates.

Reimbursement of previously allocated Collateral Support Deficit will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

General

The JPMBB Commercial Mortgage Securities Trust 2013-C15, Commercial Mortgage pass-through Certificates, Series 2013-C15, will include one class of certificates, the Class A-2FL certificates that entitles their holders to payments of interest based on a floating rate. The trust will have the benefit of a swap transaction under a swap agreement (the “Swap Contract”) with the Swap Counterparty.

Holders of the Class A-2FL certificates may, under certain circumstances, exchange all or a portion of such Certificates for an equal principal amount of the Class A-2FX certificates. Any such exchange will reduce the outstanding principal balance of the Class A-2FL certificates, which could in turn have an adverse effect on the liquidity of the remaining Class A-2FL certificates.

The Class A-2FL and Class A-2FX certificates will represent interests in a grantor trust, the assets of which will include, among other things, an uncertificated REMIC regular interest, designated as the “Class A-2FL/2FX regular interest,” and the rights and obligations under the Swap Contract.  For so long as it is in effect, the Swap Contract will provide, among other things, that amounts payable as fixed rate interest with respect to the Class A-2FL/2FX regular interest will be exchanged for amounts payable as floating rate interest under the Swap Contract, with payments to be made between the Swap Counterparty and the certificate administrator on behalf of the holders of the Class A-2FL certificates on a net basis.

Any reduction of the principal balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates and the Class A-2FL/2FX regular interest (and, therefore, the Class A-2FX and A-2FL certificates) in connection with realized losses and additional trust fund expenses will be made on a pro rata basis in accordance with the relative sizes of those principal balances at the time of the reduction.

Interest will accrue on the interest-bearing Class of Certificates (other than the Class A-2FL certificates), the Class A-2FX certificates and the Class A-2FL/2FX regular interest from the first day of the month preceding the month in which the related Distribution Date occurs through the last day of such month (each such period, an “Interest Accrual Period”) and will be calculated on a 30/360 Basis. Interest on the Class A-2FL certificates will be calculated based on the actual number of days in each accrual period and a 360 day year, or an “Actual/360 Basis”.  With respect to the Class A-2FL certificates, the Interest Accrual Period for any Distribution Date will be the period from and including the Distribution Date in the month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, the Closing Date) to, but excluding, the related Distribution Date.  Following any Swap Conversion Event, the Class A-2FL certificates will accrue interest on the same basis as the Class A-2FX certificates.

No amendment may be made to the Pooling and Servicing Agreement that would adversely affect the Swap Counterparty under the Swap Contract without the consent of the Swap Counterparty.  For the avoidance of doubt, any exchange by a holder of a Class A-2FL Certificate of any portion of its aggregate certificate outstanding principal balance for an equal aggregate certificate outstanding principal balance of Class A-2FX certificates will not be deemed to be an amendment.

For purposes of allocations of Yield Maintenance Charges and Prepayment Premiums, “YM Group A” will include the Class A Certificates (other than the Class A-2FL and Class A-2FX certificates) and the Class X-A Certificates, as well as the Class A-2FL/2FX regular interest.

Risk Factors

Market Considerations and Limited Liquidity With Respect to the Class A-2FL Certificates

The pass-through rate on the Class A-2FL certificates is based upon LIBOR and will fluctuate from one interest accrual period to another in response to changes in LIBOR.  As a result, the market value of the Class A-2FL certificates will be particularly sensitive to fluctuations in LIBOR.  See “Sensitivity to LIBOR and Yield Considerations” below.  We believe that LIBOR will continue to fluctuate and we make no representation as to what LIBOR will be in the future.

As described in this Supplement, holders of the Class A-2FL certificates may, under certain circumstances, exchange all or a portion of such Certificates for an equal principal amount of the Class A-2FX certificates.  Any such exchange will reduce the aggregate outstanding Certificate Balance of the Class A-2FL certificates, which could in turn have an adverse effect on the liquidity of the remaining Class A-2FL certificates.  See “Exchange of the Class A-2FL Certificates” below.

Sensitivity to LIBOR and Yield Considerations

The yield to investors in the Class A-2FL certificates will be highly sensitive to changes in the level of one-month LIBOR.  Investors in the Class A-2FL certificates should consider the risk that lower than anticipated levels of one-month LIBOR could result in actual yields that are lower than anticipated yields on the Class A-2FL certificates.

In addition, because interest payments on the Class A-2FL certificates may be reduced or the pass-through rate may convert to a fixed rate in connection with certain events discussed in this Supplement, the yield to investors in the Class A-2FL certificates under those circumstances may not be as high as that offered by other LIBOR-based investments that are not subject to such reductions and events.

In general, the earlier a change in the level of LIBOR, the greater the effect on the yield to maturity.  As a result, the effect on an investor’s yield to maturity of a level of one-month LIBOR that is higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Class A-2FL certificates is not likely to be offset by a subsequent like reduction (or increase) in the level of one-month LIBOR.

The failure by the Swap Counterparty to make payments under the Swap Contract and/or the conversion to a fixed rate that is below the rate that would otherwise be payable at the floating rate would have a negative impact on the yield to maturity realized by holders of the Class A-2FL certificates.  We cannot assure you that a default by the Swap Counterparty and/or the conversion of the pass-through rate from a rate based on LIBOR to a fixed rate would not adversely affect the amount and timing of distributions to the holders of the Class A-2FL certificates.

Risks Relating to the Swap Contract

The trust fund will have the benefit of a Swap Contract relating to the Class A-2FL certificates entered into with Deutsche Bank AG, New York Branch (the “Swap Counterparty”).  Because the Class A-2FL/2FX regular interest accrues interest at a fixed rate of interest, the ability of the holders of the Class A-2FL certificates to obtain the payment of interest at the designated pass-through rate (which payment of interest may be reduced in certain circumstances as described in the Prospectus Supplement and in this Supplement) will depend on payment by the Swap Counterparty pursuant to the Swap Contract.

If the Swap Counterparty’s long-term rating either falls below (i) “Baa3” by Moody’s or (ii) “BBB-” by Fitch (a “Rating Agency Trigger Event”), and the Swap Counterparty fails to either post acceptable collateral or find a replacement swap counterparty that would not cause a Rating Agency Trigger Event to occur, the certificate administrator will be required to take such actions (following the expiration of any applicable grace period), unless otherwise directed in writing by the holders or beneficial owners, as the case may be, of 25% of the total certificate balance of the Class A-2FL certificates, to enforce the rights of the trust under the Swap Contract as may be permitted by the terms of such Swap Contract, including the termination of the Swap Contract, and use any termination payments received from the Swap Counterparty (as described under “—Termination Payments” below) to enter into a replacement interest rate swap contract on substantially identical terms or on such other terms reasonably acceptable to the depositor with a replacement swap counterparty that satisfies the requirements of the related Swap Contract. If the costs attributable to entering into a replacement interest rate swap contract would exceed the net proceeds of the liquidation of the Swap Contract, a replacement interest rate swap contract will not be entered into and any such proceeds will instead be distributed to the holders of the Class A-2FL certificates. We cannot assure you that the Swap Counterparty will maintain its current ratings or have sufficient assets or otherwise be able to fulfill its obligations under the Swap Contract.

If a Swap Conversion Event has occurred and is continuing, the pass-through rate of the Class A-2FL certificates will convert to a fixed interest rate equal to the pass-through rate of the Class A-2FL/2FX regular interest.  Any conversion to a fixed rate might result in a temporary delay of payment of the distributions to the holders of the Class A-2FL certificates if DTC does not receive notice of the resulting change in payment terms of the Class A-2FL certificates within the time frame and in advance of the Distribution Date that DTC requires to change the payment.

In addition, if on any Distribution Date, there is a shortfall in the funds allocated in respect of the Class A-2FL certificates from interest distributions on the Class A-2FL/2FX regular interest, the amount paid to the Swap Counterparty will be reduced and interest paid by the Swap Counterparty under the Swap Contract will be reduced, on a dollar-for-dollar basis, by an amount equal to the difference between the amount actually paid to the Swap Counterparty and the amount that would have been paid if there had been no such shortfall.  As a result, the holders of the Class A-2FL certificates may experience an interest shortfall.

The risks associated with the Class A-2FL certificates (other than those risks specifically related to the floating rate nature of its pass-through rate) as well as the yield, prepayment, subordination and similar characteristics (including transfer restrictions) with respect to the Class A-2FL certificates will also apply to the Class A-2FX certificates.

Description of the Swap Contract

On the Closing Date, the certificate administrator, will enter into a swap agreement, which relates to the Class A-2FL certificates (the “Swap Contract” ), with the Swap Counterparty.  By virtue of the Swap Contract, the Class A-2FL certificates will be floating rate certificates.  The initial notional balance of the Swap Contract will be equal to the initial Certificate Balance of the Class A-2FL certificates.  The notional balance of the Swap Contract will decrease to the extent of any decrease in the total certificate balance of the Class A-2FL certificates.  The maturity date of the Swap Contract will be the earlier of the Rated Final Distribution Date for the Class A-2FL certificates and the date on which the notional balance of the Swap Contract is zero.

The Swap Contract will provide that, with respect to each distribution date, commencing in November 2013, (a) the certificate administrator generally will be obligated to pay to the Swap Counterparty an amount (the “Optimal Fixed Amount”) equal to 1/12th of the product of (i) the notional balance of the Swap Contract for that distribution date and (ii)        % per annum, and (b) the Swap Counterparty generally will be obligated to pay to the trust fund, for the benefit of the holders of the Class A-2FL certificates, an amount equal to the product of (i) the notional balance of the Swap Contract for that Distribution Date, (ii) LIBOR plus       % per annum and (iii) a fraction, the numerator of which is the actual number of days elapsed during the related Interest Accrual Period, and the denominator of which is 360.  For so long as the Swap Contract is in effect and there is no continuing payment default thereunder on the part of the Swap Counterparty, subject to the next paragraph, the pass-through rate for the Class A-2FL certificates for any Interest Accrual Period will equal LIBOR plus        %.

On any Distribution Date for which the funds allocated to payment of the Class A-2FL Percentage Interest of the interest accrual amount of the Class A-2FL/2FX regular interest are insufficient to pay all amounts due to the Swap Counterparty under the Swap Contract for such Distribution Date, the amounts payable by the Swap Counterparty to the trust fund under the Swap Contract will be reduced, on a dollar-for-dollar basis, by the amount of such shortfall, and holders of the Class A-2FL certificates, will experience a shortfall in their anticipated yield. Any such shortfall will not be advanced by the master servicer or the trustee.

If the reduction in the amount payable to the Swap Counterparty for any Distribution Date, which reduction is determined as described in the prior paragraph, exceeds the total amount payable by the Swap Counterparty under that Swap Contract to the trust fund without regard to that reduction (a “Net Payment Shortfall”), then the Swap Counterparty will in the future be entitled to be reimbursed by the trust fund to the extent that such reduction more than offset the payment from the Swap Counterparty; provided that any such reimbursement payment from the trust fund will, with respect to any future Distribution Date, generally be limited to the excess, if any, of (a) the Class A-2FL Percentage Interest of interest distributions with respect to the Class A-2FL/2FX regular interest with respect to that future Distribution Date over (b) the Optimal Fixed Amount for the Swap Contract for that Distribution Date.  The Swap Counterparty will have the option to terminate the Swap Contract upon the occurrence and during the continuance of a Net Payment Shortfall.

In addition, under the Swap Contract, on each Distribution Date, the certificate administrator, to the extent amounts are available in the Class A-2FL floating rate account, on behalf of the trust fund will pay to the Swap Counterparty, the Class A-2FL Percentage Interest of any prepayment premiums and Yield Maintenance Charges paid under the Pooling and Servicing Agreement with respect to the Class A-2FL/2FX regular interest.

Payments by the trust fund to the Swap Counterparty and by the Swap Counterparty to the trust fund will, in general, with respect to the Class A-2FL certificates, for any Distribution Date, be made on a net basis, and any such amounts paid to the trust fund will be available to make payments of interest to the holders of the Class A-2FL certificates.

If the Swap Counterparty’s long-term rating either falls below (i) “Baa3” by Moody’s or (ii) “BBB-” by Fitch (a “Rating Agency Trigger Event”), the Swap Counterparty will be required to post collateral or find a replacement swap counterparty that would not cause another Rating Agency Trigger Event. In the event that (a) the Swap Counterparty fails to either post acceptable collateral, fails to find an acceptable replacement swap counterparty following a Rating Agency Trigger Event, or fails to make a payment to the trust fund required under the Swap Contract (which failure continues unremedied for one business day following notice) or fails to perform certain other obligations under the Swap Contract beyond any applicable grace period, (b) the Swap Counterparty exercises its option to terminate the Swap Contract following a Net Payment Shortfall or (c) if an early termination date is otherwise designated under the Swap Contract in accordance with its terms (each such event, a “Swap Default”), then the certificate administrator will be required to take such actions (following the expiration of any applicable grace period), unless otherwise directed in writing by the holders or beneficial owners, as the case may be, of 25% of the total Certificate Balance of the Class A-2FL certificates, to enforce the rights of the trust fund under the Swap Contract as may be permitted by the terms of such Swap Contract, including the termination thereof, and use any termination payments received from the Swap Counterparty (as described under “—Termination Payments” below) to enter into a replacement interest rate swap contract on substantially identical terms or on such other terms reasonably acceptable to the depositor with a replacement swap counterparty that satisfies the requirements of the related Swap Contract.  If the costs attributable to entering into a replacement interest rate swap contract would exceed the net proceeds of the liquidation of the Swap Contract, a replacement interest rate swap contract will not be entered into and any such proceeds will instead be distributed to the holders of the Class A-2FL certificates.

Any conversion of the pass-through rate, Interest Accrual Period and interest accrual basis of the Class A-2FL certificates to the pass-through rate, Interest Accrual Period and interest accrual basis, respectively, of the Class A-2FL/2FX regular interest, following a payment default or other Swap Default will become permanent following the determination by the holders or beneficial owners, as the case may be, of at least 25% of the total Certificate Balance of the Class A-2FL certificates not to enter into a replacement interest rate swap contract and distribution of any termination payments to the holders of the Class A-2FL certificates.  Any such Swap Default and the consequent conversion of the pass-through rate, Interest Accrual Period and interest accrual basis of the Class A-2FL certificates to the pass-through rate, Interest Accrual Period and interest accrual basis, respectively, of the Class A-2FL/2FX regular interest, will not constitute a default under the Pooling and Servicing Agreement.  Any such conversion might result in a temporary delay of payment of the distributions to the holders of the Class A-2FL certificates if notice of the resulting change in payment terms of the Class A-2FL certificates is not given to DTC within the time frame in advance of the Distribution Date that DTC requires to modify the payment.

“Swap Conversion Event”:  With respect to any Distribution Date (i) the failure of the Swap Counterparty to make a payment when due under the Swap Contract (which failure continues for one business day after notice from the certificate administrator) or (ii) immediately upon and following the termination of the Swap Contract until a replacement swap contract is entered into by the certificate administrator on behalf of the trust fund.

The certificate administrator will have no obligation on behalf of the trust fund to pay or cause to be paid to the Swap Counterparty any portion of the amounts due to the Swap Counterparty under the Swap Contract for any Distribution Date unless and until the related payment of interest and/or prepayment consideration on the Class A-2FL/2FX regular interest for such Distribution Date is actually received by the certificate administrator.

Termination Payments

In the event of the termination of the Swap Contract, the Swap Counterparty may be obligated to pay a termination payment to the trust fund generally designed to compensate the trust fund for the cost, if any, of entering into a substantially similar interest rate swap contract with another swap counterparty.  If that termination payment is not used to pay for such a replacement swap contract, then such termination payment will be distributed to the holders of the Class A-2FL certificates.  To the extent that a replacement swap contract is obtained and any upfront payment is received from the replacement swap counterparty, then that upfront payment (net of any costs or expenses incurred by the trust fund in connection thereto) will be applied to pay any termination payment owing to the terminated Swap Counterparty, with any balance thereof to be paid to the holders of the Class A-2FL certificates.  No upfront payment from a replacement swap counterparty will be available for payments on the Class A-2FL certificates and no termination payment owing to a terminated swap counterparty will be payable from amounts distributable to the Class A-2FL certificates.

“Class A-2FL Percentage Interest”:  As of any date of determination, with respect to the Class A-2FL/2FX regular interest and the Class A-2FL certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class A-2FL certificates, and the denominator of which is the Certificate Balance of the Class A-2FL/2FX regular interest.

“Class A-2FX Percentage Interest”:  As of any date of determination, with respect to the Class A-2FL/2FX regular interest and the Class A-2FX certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class A-2FX certificates, and the denominator of which is the Certificate Balance of the Class A-2FL/2FX regular interest.

“Percentage Interest”:  As to any certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class.  With respect to any certificate (except the Class R certificates), the percentage interest is equal to the initial denomination of such certificate divided by the initial Certificate Balance or Notional Balance, as applicable, of the applicable Class of certificates.  With respect to any Class R certificate, the percentage interest is set forth on the face of such certificate.

“LIBOR” means, with respect to the Class A-2FL certificates and each Interest Accrual Period, the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the related LIBOR Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page, the rate for that Interest Accrual Period will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by any four major banks in the London interbank market selected by the certificate administrator to provide such bank’s offered quotation of such rates at approximately 11:00 a.m., London time, on the related LIBOR Determination Date to prime banks in the London interbank market for a period of one month, commencing on the first day of such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The certificate administrator will request the principal London office of each of those four banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that Interest Accrual Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Accrual Period will be the arithmetic mean of the rates quoted by major banks in New York City selected by the certificate administrator, at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date with respect to such

Interest Accrual Period for loans in U.S. Dollars to leading European banks for a period equal to one month, commencing on the first day of such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The certificate administrator will determine LIBOR for each Interest Accrual Period and the determination of LIBOR by the certificate administrator will be binding absent manifest error. LIBOR for the initial Interest Accrual Period will be set two LIBOR Business Days before the Closing Date.  If at least two such rates are so provided, LIBOR will be the arithmetic mean of such rates.  If fewer than two rates are so provided, then LIBOR will be the LIBOR rate used for the immediately preceding Interest Accrual Period and LIBOR Determination Date.

With respect to each Interest Accrual Period, LIBOR will be determined (i) with respect to the initial Interest Accrual Period, the date that is two LIBOR Business Days prior to the Closing Date and (ii) with respect to each subsequent Interest Accrual Period, the date that is two LIBOR Business Days prior to the commencement of such Interest Accrual Period (each such date, the “LIBOR Determination Date”).

“LIBOR Business Day”:  A day on which banks are open for dealing in foreign currency and exchange in London, England.

The Swap Counterparty

Deutsche Bank Aktiengesellschaft (“Deutsche Bank” or the “Bank”) originated from the reunification of Norddeutsche Bank Aktiengesellschaft, Hamburg, Rheinisch-Westfälische Bank Aktiengesellschaft, Duesseldorf and Süddeutsche Bank Aktiengesellschaft, Munich; pursuant to the Law on the Regional Scope of Credit Institutions, these had been disincorporated in 1952 from Deutsche Bank which was founded in 1870. The merger and the name were entered in the Commercial Register of the District Court Frankfurt am Main on 2 May 1957. Deutsche Bank is a banking institution and a stock corporation incorporated under the laws of Germany under registration number HRB 30 000. The Bank has its registered office in Frankfurt am Main, Germany. It maintains its head office at Taunusanlage 12, 60325 Frankfurt am Main and branch offices in Germany and abroad including in London, New York, Sydney, Tokyo and an Asia-Pacific Head Office in Singapore which serve as hubs for its operations in the respective regions.

The Bank is the parent company of a group consisting of banks, capital market companies, fund management companies, a real estate finance company, installment financing companies, research and consultancy companies and other domestic and foreign companies (the “Deutsche Bank Group”).

Deutsche Bank AG, New York Branch (the “Branch”) was established in 1978 and is licensed by the New York Superintendent of Banks.  Its office is currently located at 60 Wall Street, New York, NY 10005-2858.  The Branch is examined by the New York State Banking Department and is subject to the banking laws and regulations applicable to a foreign bank that operates a New York branch.  The Branch is also examined by the Federal Reserve Bank of New York.

As of 30 June 2013, Deutsche Bank’s subscribed capital amounted to Euro 2,609,919,078.40 consisting of 1,019,499,640 ordinary shares without par value. The shares are fully paid up and in registered form. The shares are listed for trading and official quotation on all German Stock Exchanges. They are also listed on the New York Stock Exchange.

As of 30 June 2013, Deutsche Bank Group had total assets of Euro 1,909,879 million, total liabilities of Euro 1,852,144 million, and total equity of Euro 57,735 million on the basis of International Financial Reporting Standards (unaudited).

Deutsche Bank’s long-term senior debt has been assigned a rating of A (outlook stable) by Standard & Poor's, A2 (outlook stable) by Moody's Investors Service and A+ (outlook stable) by Fitch Ratings.

The obligations of the Swap Counterparty under the Swap Contract will not be guaranteed by any other members of the Deutsche Bank Group or insured by the Federal Deposit Insurance Corporation (FDIC).

The foregoing information concerning the Swap Counterparty has been provided by it.

The Swap Counterparty may assign its rights and obligations under the Swap Contract provided that certain conditions specified in the Swap Contract are satisfied.

The Class A-2FL and Class A-2FX Certificate Distributions

On each Distribution Date, for so long as the Certificate Balance of the Class A-2FL/2FX regular interest (and, correspondingly, the Class A-2FL and Class A-2FX Certificates) has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the floating rate accounts to the extent of the Class A-2FL/Class A-2FX Mortgage Pool Available Funds, in the following order of priority:

First, in respect of interest, pro rata (A)  in respect of the Class A-2FL certificates, to the Class A-2FL floating rate account, up to an amount equal to the interest accrual amount (calculated, solely for these purposes, at the pass-through rate of the Class A-2FL/2FX regular interest for such Distribution Date) for that Class, and (B) to the Class A-2FX Certificates, up to an amount equal to the interest accrual amount for that Class and such Distribution Date;

Second, in respect of interest, pro rata, in accordance with their respective Percentage Interests, (A) in respect of the Class A-2FL certificates, to the Class A-2FL floating rate account and (B) to the Class A-2FX certificates, up to an amount equal to the unpaid interest shortfalls previously allocated to the Class A-2FL/2FX regular interest;

Third, to the Class A-2FL and Class A-2FX Certificates, in reduction of their Certificate Balances, pro rata (based upon their respective Certificate Balances), in an amount equal to the Class A-2FL/Class A-2FX Principal Distribution Amount for such Distribution Date until the Certificate Balances of such Classes are reduced to zero; and

Fourth, pro rata, in accordance with their respective Percentage Interests, to the Class A-2FL and Class A-2FX Certificates until all amounts of realized losses previously allocated to the Class A-2FL/2FX regular interest, but not previously reimbursed, have been reimbursed in full.

On any Distribution Date, interest amounts deposited in the Class A-2FL floating rate account in respect of the Class A-2FL certificates will be paid to the Swap Counterparty in accordance with the terms of the Swap Contract in exchange for the Swap Counterparty’s payment of the interest accrual amount and unpaid interest shortfalls for the Class A-2FL certificates, which will be distributed to the Class A-2FL certificates on such Distribution Date.  See “Description of the Swap Contract” above.

Any termination payments payable to the Swap Counterparty will be payable only from amounts remaining in the Class A-2FL floating rate account allocable to interest on the Class A-2FL certificates and only after other amounts distributable in respect of interest and principal (including any reimbursement of realized losses or interest shortfalls) on the Class A-2FL certificates have been paid in full.

The “Class A-2FL/Class A-2FX Mortgage Pool Available Funds” means, as of any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (other than Yield Maintenance Charges), properly made on or in respect of the Class A-2FL/2FX regular interest with respect to such Distribution Date.

Exchange of the Class A-2FL Certificates

A holder of Class A-2FL certificates may request in writing to exchange all or a portion of its Certificate Balance of such certificates for an equal Certificate Balance portion of the Class A-2FX certificates, subject to the satisfaction of certain conditions set forth in the Pooling and Servicing Agreement, including, but not limited to:

(1)           the exchange requested is for a Certificate Balance of at least $5,000,000;

(2)           the Certificateholder desiring to effect such exchange delivers to the certificate administrator and the certificate registrar (a) the written consent of the Swap Counterparty and the depositor with respect to the exchange, which consent may be given or withheld at their sole discretion; and (b) the written agreement of such Certificateholder and the Swap Counterparty that all amounts, including termination amounts and amounts necessary to adjust the interest accrual convention of the Certificates, to be paid by any such party to another in respect of such exchange have been paid;

(3)           the Certificateholder complies with all of the requirements set forth in the Pooling and Servicing Agreement relating to the registration and transfer of certificates;

(4)           the Certificateholder provides the depositor, trustee, certificate administrator and Swap Counterparty (with a copy to the Rating Agencies) a “Notice of Exchange of Class A-2FL certificates for Class A-2FX certificates” (the “Exchange Notice”) substantially in the form provided for in the Pooling and Servicing Agreement by electronic mail indicating its intent to conduct an exchange;

(5)           with respect to any exchange of Class A-2FL certificates that would cause the original certificate balance of the Class A-2FL certificates to be less than or equal to $20,000,000 immediately following such contemplated exchange, the Certificateholder delivers evidence satisfactory to the depositor and trustee that 100% of the holders of the Class A-2FL certificates have consented to the contemplated exchange; and

(6)           prior to any exchange of any Class A-2FL certificates, the certificate administrator will be required to notify the Initial Purchasers of the contemplated exchange.

Subject to the certificate registrar’s approval, the proposed effective date of the exchange (the “Exchange Date”) may only take place on any business day other than the first or last business day of the month, but no later than 12:00 noon (New York City time) on the Record Date in the month immediately preceding the month in which the Certificateholder or Certificate Owner intends to receive the first distribution after giving effect to such exchange. The Exchange Notice must be delivered to the trustee and the certificate registrar at least three business days prior to the proposed Exchange Date and must carry a medallion stamp guarantee. The Exchange Notice must also include the written consent of the Swap Counterparty and the written agreement of the Swap Counterparty and the Certificateholder described above in clauses (2) and (4) above, as applicable. An Exchange Notice will become irrevocable on the second business day before the proposed Exchange Date. In addition to the requirements described above, the conditions set forth in the Pooling and Servicing Agreement must be satisfied including that, in connection with each exchange, a fee of $5,000 will be payable by the Certificateholder to the certificate registrar by no later than the Exchange Date. Within five business days of the consummation of such exchange, the certificate registrar will provide notice of the exchange to the certificate administrator, the trustee, the depositor, the master servicer and the Special Servicer.

Additionally, if any such exchange relates to the entire outstanding Certificate Balance of the Class A-2FL certificates then, subject to the satisfaction of all of the exchange conditions set forth in the Pooling and Servicing Agreement, the certificate administrator and the Swap Counterparty will terminate the Swap Contract effective as of the Exchange Date.

Voting

The holders of the Class A-2FL and the Class A-2FX certificates who are not “United States persons” for federal income tax purposes will be required to irrevocably appoint a United States person to vote on any matters requiring the vote of such holders.

Yield and Maturity Considerations

In addition, the yield to investors in the Class A-2FL certificates will be highly sensitive to changes in LIBOR such that decreasing levels of LIBOR will have a negative impact on the yield to investors in such Class of Certificates. See “Description of the Swap Contract” above. Further, any termination of the Swap Contract that results in the Class A-2FL certificates having a pass-through rate that converts to the related fixed rate could have an adverse effect, and possibly a materially adverse effect, on the yield of the Class A-2FL certificates.

Taxation of the Swap Contract

Each holder of a Class A-2FL Certificate will be treated for federal income tax purposes as having entered into its proportionate share of the rights of such class under the Swap Contract. Holders of the Class A-2FL certificates must allocate the price they pay for their certificates between their interests in the Class A-2FL/2FX regular interest and the Swap Contract based on their relative market values. The portion, if any, allocated to the Swap Contract will be treated as a swap premium (the “Swap Premium”) paid or received by the holders of the Class A-2FL certificates. If the Swap Premium is paid by a holder, it will reduce the purchase price allocable to the Class A-2FL/2FX regular interest. If the Swap Premium is received by the holders, it will be deemed to have increased the purchase price for the Class A-2FL/2FX regular interest. If the Swap Contract is “on market,” no amount of the purchase price will be allocable to it. If the holder of a Class A-2FL Certificate is deemed to receive or pay the Swap Premium, such amount may be offset by the original issue discount accrued or premium amortized, as applicable, on the Class A-2FL/2FX regular interest allocable to such holder, resulting in overall tax accounting similar to an integrated debt instrument. Nevertheless, prospective investors should consult their tax advisors regarding any possible mismatches in timing or character.  The holder of the Class A-2FL certificates will be required to amortize any Swap Premium under a level payment method as if the Swap Premium represented the present value of a series of equal payments made or received over the life of the Swap Contract (adjusted to take into account decreases in notional principal amount), discounted at a rate equal to the rate used to determine the amount of the Swap Premium (or some other reasonable rate). Prospective purchasers of the Class A-2FL certificates should consult their own tax advisors regarding the appropriate method of amortizing any Swap Premium. Regulations promulgated by the Treasury treat a non-periodic payment made under a swap contract as a loan for federal income tax purposes if the payment is “significant.” It is not known whether any Swap Premium would be treated in part as a loan under Treasury regulations.

Under Treasury regulations (i) all taxpayers must recognize periodic payments with respect to a notional principal contract under the accrual method of accounting, and (ii) any periodic payments received under the Swap Contract must be netted against payments made under the Swap Contract and deemed made or received as a result of the Swap Premium over the recipient’s taxable year, rather than accounted for on a gross basis. Net income or deduction with respect to net payments under a notional principal contract for a taxable year should constitute ordinary income or ordinary deduction. The IRS could contend the amount is capital gain or loss, but such treatment is unlikely, at least in the absence of further regulations. Any regulations requiring capital gain or loss treatment presumably would apply only prospectively. Individuals may be limited in their ability to deduct any such net deduction and should consult their tax advisors prior to investing in the Class A-2FL certificates.

Any amount of proceeds from the sale, redemption or retirement of a Class A-2FL Certificate that is considered to be allocated to the holder’s rights under the Swap Contract (including a conversion of such certificate to a Class A-2FX certificate) or that the holder is deemed to have paid to the purchaser would be considered a “termination payment” allocable to such Certificate under Treasury regulations. A holder of a Class A-2FL Certificate will have gain or loss from such a termination equal to (A)(i) any termination payment it received or is deemed to have received minus (ii) the unamortized portion of the Swap Premium paid (or deemed paid) by the holder upon entering into or acquiring its interest in the Swap Contract or (B)(i) any termination payment it paid or is deemed to have paid minus (ii) the unamortized portion of the Swap Premium received (or deemed received) upon entering into or acquiring its interest in the Swap Contract. Gain or loss realized upon the termination of the Swap Contract will generally be treated as capital gain or loss. Moreover, in the case of a bank or thrift institution, Section 582(c) of the Code would likely not apply to treat such gain or loss as ordinary. Following a conversion of a Class A-2FL Certificate to a Class A-2FX certificate, such holder will continue to own its respective interest in the Class A-2FL/2FX regular interest previously deemed owned.

The Class A-2FL certificates, representing a beneficial ownership in a portion of the Class A-2FL/2FX regular interest and in the Swap Contract, may constitute positions in a straddle, in which case the straddle rules of Section 1092 of the Code would apply. A selling holder’s capital gain or loss with respect to such regular interest would be short term because the holding period would be tolled under the straddle rules. Similarly, capital gain or loss realized in connection with the termination of the Swap Contract would be short term. If the holder of a Class A-2FL Certificate incurred or continued to incur indebtedness to acquire or hold such Class A-2FL Certificate, the holder would generally be required to capitalize a portion of the interest paid on such indebtedness until termination of the Swap Contract.

Pursuant to the Pooling and Servicing Agreement (i) the certificate administrator is required to deliver or cause to be delivered the federal taxpayer identification number of the Grantor Trust that holds the Swap Contract on an IRS Form W-9 to the Swap Counterparty as soon as possible after the Swap Contract is entered into (but no later than the first payment date under the Swap Contract; provided that the certificate administrator has received the applicable taxpayer identification number from the IRS by such date (and the certificate administrator is obligated to use its best efforts to obtain such taxpayer identification number from the IRS by such date)) and, if requested by the Swap Counterparty (unless not permitted under federal income tax law) an IRS Form W-8IMY, (ii) each non-exempt Class A-2FL Certificateholder will be obligated pursuant to the Pooling and Servicing Agreement to provide applicable certification to the certificate administrator (with copies sent or forwarded directly from such Certificateholder to the Swap Counterparty) to enable the certificate administrator to make payments to the Class A-2FL Certificateholders without federal withholding or backup withholding, and (iii) as authorized by the Class A-2FL Certificateholders under the Pooling and Servicing Agreement, the certificate administrator may forward any such certification received to the Swap Counterparty if requested. If the above obligations are satisfied, under current law, no U.S. federal withholding or backup withholding taxes will be required to be deducted or withheld from payments by the Swap Counterparty to the trust.

Ratings

The ratings assigned to the Class A-2FL certificates reflect only the receipt of up to the fixed rate of interest at a rate equal to the applicable pass-through rate for the Class A-2FL/2FX regular interest.  The ratings of Moody’s, Fitch and KBRA do not address any shortfalls or delays in payment that investors in the Class A-2FL certificates may experience as a result of the conversion of the pass-through rate on Class A-2FL certificates from a floating interest rate to a fixed rate.  In addition, the ratings on the Class A-2FL certificates do not constitute a rating with respect to the likelihood of the receipt of payments to be made by the Swap Counterparty or any interest rate reductions or increases contemplated herein.

ERISA Considerations

The Swap Contract does not meet all of the requirements for an “eligible swap” under the Exemption, and consequently the exemptive relief available under the Exemption will not extend to the Swap Contract.  For ERISA purposes, an interest in the Class A-2FL certificates should represent beneficial interest in two assets, (i) the right to receive payments with respect to the Class A-2FL/2FX regular interest without taking into account payments made or received with respect to the Swap Contract, and (ii) the rights and obligations under the Swap Contract.  Depending upon possible relationships between a Plan and the Swap Counterparty, a Plan’s purchase and holding of a Class A-2FL Certificate could constitute or otherwise result in a prohibited transaction under ERISA and Section 4975 of the Code between the Plan and the Swap Counterparty unless an exemption is available.  Accordingly, no Plan or other person using Plan assets may acquire or hold any interest in a Class A-2FL Certificate unless such acquisition or holding is eligible for the exemptive relief available under Department of Labor Prohibited Transaction Class Exemption (“PTE”) 84-14 (for transactions by independent “qualified professional asset managers”), PTE 91-38 (for transactions by bank collective investment funds), PTE 90-1 (for transactions by insurance company pooled separate accounts), PTE 95-60 (for transactions by insurance company general accounts) or PTE 96-23 (for transactions effected by “in-house asset managers”) or a similar exemption under Similar Law (collectively, the “Investor-Based Exemptions”).  It should be noted, however, that even if the conditions specified in one or more of the Investor-Based Exemptions are met, the scope of relief provided by the Investor-Based Exemptions may not necessarily cover all acts that might be construed as prohibited transactions.  Plan fiduciaries should consult their legal counsel concerning this issue.  In addition, any Plan considering an exchange of its Class A-2FL certificates for Class A-2FX certificates should consult with its advisors regarding the need for and availability of exemptive relief with respect to such an exchange.  Each beneficial owner of a Class A-2FL Certificate, or any interest in a Class A-2FL Certificate, will be deemed to have represented that either (i) it is not a Plan or person using Plan assets or (ii) the acquisition and holding of the Class A-2FL Certificate is eligible for the exemptive relief available under at least one of the Investor-Based Exemptions.

Updated DEC Tables

Percent of the Initial Certificate Balance
of the Class A-2FL Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2014	100	100	100	100	100
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	98	96	71
October 2018	0	0	0	0	0
Weighted Average Life (years)(1)	4.92	4.85	4.78	4.71	4.44

(1)
The weighted average life of the Class A-2FL certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2FL certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2FL certificates.

Percent of the Initial Certificate Balance
of the Class A-2FX Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
October 2014	100	100	100	100	100
October 2015	100	100	100	100	100
October 2016	100	100	100	100	100
October 2017	100	100	98	96	71
October 2018	0	0	0	0	0
Weighted Average Life (years)(1)	4.92	4.85	4.78	4.71	4.44

(1)
The weighted average life of the Class A-2FX certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2FX certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2FX certificates.

Collateral Update

KeyBank National Association (“KeyBank”) has made a revision to its disclosure regarding the mortgage loan identified as Loan No. 13 on Annex A-1 to the Free Writing Prospectus.  The following replaces KeyBank’s disclosure regarding Loan No. 13 on page S-113 of the Free Writing Prospectus:

In the case of the Mortgaged Property, which secures a mortgage loan (identified as Loan No. 13 on Annex A-1 to the Free Writing Prospectus) representing approximately 1.6% of the Initial Pool Balance, the Mortgaged Property is secured by an unsubordinated 50 year ground lease with Snohomish County, a not-for-profit entity.  The ground lease has an additional five, five-year renewal options and the ground rent increases on the fifth anniversary and every third year thereafter.  We cannot assure you that any increase in the ground rent would not have a material adverse effect on the Mortgaged Property.  The ground rent is a pass-thru expense paid by the tenant.  In addition, as required by applicable FAA regulation, the ground lease allows Snohomish County to terminate the ground lease at any time if the mortgaged property is required to be used for an expansion of the local airport.  The ground lease terminates two years after Snohomish County gives notice of the termination and requires that the ground lessee will be compensated in a manner similar to an eminent domain situation.  In addition, Snohomish County executed a ground lease estoppel acceptable to lender and confirmed that in the event of a taking, unless the termination fee is agreed upon through further negotiations, Snohomish County would complete formal condemnation proceedings to determine the applicable termination fee.

KeyBank has made a revision to its first exception to representation number 36 on Annex D-1 involving B/E Aerospace (Loan No. 13), which begins on Annex D-2-19 of the Free Writing Prospectus.  The following replaces the first exception to representation 36 regarding B/E Aerospace (Loan No. 13):

36	B/E Aerospace Building (Loan No. 13)
(Ground Leases) – The Mortgaged Property is secured by an unsubordinated 50 year ground lease with the local county, a non-for-profit entity.  The ground lease contains a provision that allows the ground lessor (Snohomish County)  to terminate the ground lease at any time upon 2 years notice if the Mortgaged Property is required to be used for aviation use.   A termination fee equivalent to the amount payable if the ground lease were condemned is to be paid.  A letter obtained from ground lessor contains its confirmation that unless the termination fee is agreed upon through informal negotiations, ground lessor would complete formal condemnation proceedings to determine the applicable termination fee.